FOR IMMEDIATE RELEASE	NR08-11

DYNEGY ANNOUNCES AGREEMENT TO SELL ROLLING HILLS

POWER GENERATION FACILITY TO AFFILIATE OF TENASKA

HOUSTON (May 27, 2008) – Dynegy Inc. (NYSE: DYN) today announced that a subsidiary has reached an agreement to sell the Rolling Hills Power Generation Facility, a peaking plant located in Wilkesville, Ohio, to an affiliate of Tenaska Capital Management, LLC for $368 million in cash.

“The sale of the Rolling Hills peaker is another example of opportunistic execution to capture a strong net present value for our stockholders from assets which are not earning high returns today,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “With a purchase price that equates to over $450 per kilowatt for a simple cycle peaking asset, this transaction also underscores the underlying value of our diverse operating portfolio of baseload, intermediate and peaking assets across the fuel spectrum. Finally, it shows that we can capture this value for our investors either over time as markets improve or in very selective opportunistic sales where we obtain an attractive price.”

The sale is subject to approval by various federal, state and permitting agencies, and is expected to close in the third quarter 2008. The Rolling Hills plant (815-megawatt summer capacity rating) is a natural gas-fired peaking facility that began commercial operation in 2003.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of more than 19,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements related to: Dynegy’s positioning for the future; any and all trends observed and the potential opportunities discussed in relation to those; any statements regarding financial performance; and the likelihood that a proposed asset sale will be fully executed. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically: Dynegy cautions that sales of assets of this kind can result in intense regulatory scrutiny; the sale could be blocked by state or federal regulatory agencies; and the sale price may change prior to closing, possibly with adverse consequences for Dynegy. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended March 31, 2008, all of which are available free of charge on the SEC’s web site at www.sec.gov.

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